Image Metrics Ltd

Report of Independent Auditor and Consolidated Financial Statements
September 30, 2009 and 2008

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Image Metrics Limited:

We have audited the accompanying consolidated balance sheets of Image Metrics Limited as of September 30, 2009 and 2008, and the related statements of income, shareholders' equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred  to above present fairly, in all material respects, the financial position of Image Metrics Limited  at September  30, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Image Metrics Limited will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has current liabilities that exceed its current assets.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The September 30, 2009 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst &Young LLP

Ernst &Young LLP

London, England

February 22, 2010

	2009	2008
Assets
Current assets
Cash and cash equivalents	$803	$108
Restricted cash	100	100
Accounts receivable	422	13
Prepaid and other current assets	256	205
Total current assets	1,581	426

Property and equipment (net)	177	208
Investment in Optasia	729	727

Total assets	$2,487	$1,361

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$539	$486
Accrued expenses and other current liabilities	1,219	1,265
Deferred revenue	8,522	4,515
Notes payable	830	890
Notes payable to related party	-	4,102
Total current liabilities	11,110	11,258

Notes payable (noncurrent portion)	80	574
Notes payable to related party (noncurrent portion)	2,078	-
Total liabilities	13,268	11,832

Shareholders’ equity
Ordinary shares, £0.05 par value. Authorized 10,220,711 shares; issued and outstanding 2,125,197 shares at September 30, 2009 and 2008	161	161
A Ordinary shares, £0.05 par value. Authorized 333,863 shares; issued and outstanding 300,607 shares at September 30, 2009 and 2008	23	23
Preferred Ordinary shares, £0.05 par value. Authorized 1,756,254 shares; issued and outstanding 1,567,178 shares at September 30, 2009 and 2008	5,113	5,113
Series B Preferred Ordinary shares, £0.05 par value. Authorized 3,084,113 shares; issued and outstanding 2,358,783 and 0 shares at September 30, 2009 and 2008, respectively	6,412	-
Additional paid-in-capital	3,748	3,573
Accumulated deficit	(25,983)	(19,204)
Accumulated other comprehensive loss	(255)	(137)
Total shareholders’ equity	(10,781)	(10,471)

Total liabilities and shareholders’ equity	$2,487	$1,361

See notes to the consolidated financial statements.

Image Metrics Ltd

Consolidated Statements of Income
for the years ended September 30
(Amounts in thousands of US Dollars, except share data)

	2009	2008
Revenue	$3,952	$4,164
Cost of revenues (exclusive of depreciation shown separately below)	(2,965)	(2,247)
Gross profit	987	1,917

Operating expenses
Selling and marketing	(2,706)	(2,151)
Research and development	(2,190)	(2,537)
Depreciation and amortization	(218)	(314)
General and administrative	(2,785)	(3,392)
Total operating expenses	(7,899)	(8,394)

Operating loss	(6,912)	(6,477)

Interest expense	(404)	(609)
Foreign exchange gain	537	811
Total other income	133	202

Loss before taxes	(6,779)	(6,275)
Provision for income taxes	-	74
Net loss	$(6,779)	$(6,201)

Basic and diluted net loss per share of ordinary stock	$(3.19)	$(2.98)

Weighted average shares used in computing net loss per share of ordinary stock	2,125,197	2,079,431

See notes to the consolidated financial statements.

Image Metrics Ltd

Consolidated Statements of Shareholders’ Equity and Comprehensive Earnings
for the years ended September 30
(Amounts in thousands of US Dollars, except share data)

	Ordinary Shares		Additional Paid in	A Ordinary and Preferred Stock		Accumulated	Accumulated Other Comprehensive	Total Stockholders'	Comprehensive
	Shares	Amount	Capital	Shares	Amount	Deficit	Gain (Loss)	Equity	loss
	No.	$	$	No.	$	$	$	$	$
Balance, October 1, 2007	2,064	155	3,352	1,868	5,136	(13,003)	93	(4,267)
Comprehensive loss
Net Income	-		-	-	-	(6,201)	-	(6,201)	(6,201)
Foreign currency translation adjustments	-		-	-	-	-	(230)	(230)	(230)
Total Comprehensive loss	-		-	-	-	-	-	-	(6,431)
Stock option exercises	61	6	-	-	-	-	-	6
Issuance of warrants	-	-	101	-	-	-	-	101
Stock compensation expense	-	-	120	-	-	-	-	120
Balance, September 30, 2008	2,125	161	3,573	1,868	5,136	(19,204)	(137)	(10,471)
Comprehensive loss
Net loss	-		-	-	-	(6,779)	-	(6,779)	(6,779)
Foreign currency translation adjustments	-		-	-	-	-	(118)	(118)	(118)
Total Comprehensive loss								-	(6,897)
Stock option exercises	-		-	-	-	-	-	-
Issuance of warrants	-		301	-	-	-	-	301
Stock compensation expense			96	-	-	-	-	96
Issuance of Preferred Series B	-	-	(222)	2,359	6,412	-	-	6,190
Balance, September 30, 2009	2,125	161	3,748	4,227	11,548	(25,983)	(255)	10,781

Image Metrics Ltd

Consolidated Statements of Cash Flows
for the years ended September 30
(Amounts in thousands of US Dollars, except share data)

	2009	2008
Operating activities:
Net loss	$(6,779)	$(6,201)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	218	314
Stock-based compensation	96	120
Non-cash interest expense	243	354
Foreign currency transaction gain and other	(537)	(811)
Changes in assets and liabilities:
Accounts receivable	(409)	147
Prepaid expenses, other current and other non-current assets	(53)	168
Deferred revenue	4,007	2,057
Accounts payable	53	(41)
Accrued expenses and other liabilities	(46)	536
Net cash used in operating activities	(3,207)	(3,357)

Investing activities:
Purchase of fixed assets	(185)	(205)
Net cash used for investing activities	(185)	(205)

Financing activities:
Proceeds from exercise of employee stock options	-	6
Payments on nonconvertible notes	(865)	(1,021)
Payments on convertible notes	-	(355)
Proceeds from issuance of nonconvertible Notes	2,050	1,000
Proceeds from issuance of Convertible Notes	1,349	1,932
Proceeds from sale of stock	1,553	-
Payment of debt issuance costs	-	(20)
Net cash provided by financing activities	4,087	1,542

Effects of exchange rates on cash and cash equivalents	-	214
Net increase (decrease) in cash and cash equivalents	695	(1,806)
Cash and cash equivalents, beginning of year	208	2,014
Cash and cash equivalents, end of year	$903	$208

Image Metrics Ltd

Consolidated Statements of Cash Flows (cont.)
for the years ended September 30
(Amounts in thousands of US dollars, except share data)

Supplemental disclosure of cash flow information:
Cash paid during the year:
Interest	$106	$106
Income taxes	1	1

Non-cash financing activities:
Conversion of notes payable to Series B Preferred Shares	$4,859	$-

See notes to consolidated financial statements.

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

1.	Description of Business and Summary of Significant Accounting Policies

Nature of Business

Image Metrics Ltd. (“Image Metrics”) is a leading global provider of technology-based facial animation services to the interactive entertainment and film industries. Any references to the “Company” or “Image Metrics” are to Image Metrics Ltd. and, its consolidated subsidiaries.

Basis of presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a going concern basis, which presumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

The Company has incurred significant operating losses and has accumulated reserves deficit of $25,983,000 as of September 30, 2009. The Company's ability to continue as a going concern is dependent upon it being able to successfully raise further equity through the completion of a private placement which is anticipated to close in March 2010 and additional financing options that are being considered together with the bridging finance, more fully described in the Subsequent Events in Note 16 below.

These conditions indicate a material uncertainty that casts significant doubt about the company’s ability to continue as a going concern. Nevertheless, the Board, based on the amount of subscriptions currently filled and placed in escrow and the positive response from the market place, are very confident the private offering will be successful and will provide the necessary funding to continue operations and meet its obligations in a timely manner. Thus they continue to adopt the going concern basis of accounting in preparing the financial statements.

These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, valuation of deferred tax assets and tax contingency reserves and fair value of the Company’s options and warrants to purchase common stock. Changes in estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Cash and Cash Equivalents

The Company considers cash in bank and short term investments purchased with stated maturities of three months or less from the date of purchase are classified as cash equivalents.  The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents approximate the fair values due to the highly liquid nature of these investments.

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

Concentration of Credit Risk

The Company maintains cash and cash equivalent balances, with high credit quality financial institutions.  At times, such balances are in excess of the respective governmentally insured limits.

The Company extends credit to various companies in the movie, video game and other industries.  Collection of trade receivables may be affected by changes in economic or other industry conditions and may, accordingly, impact the Company’s overall credit risk.  Although the Company does not require collateral, it performs ongoing credit evaluations of its customers and maintain reserves for potential credit losses.

The Company’s largest single customer accounted for 82.2% and 77.7% of total consolidated revenues for the years ended 2009 and 2008, respectively.  The Company’s relationship with the customer is governed by a contract between the two parties which identifies games and game characters upon which the company will work, prices for the services to be rendered, and specified payments to be made by the customer to the Company.

Accounts Receivable Allowance

Accounts receivable are recorded at amounts billed to customers and are non-interest bearing. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables.  The Company reviews the collectibility of its accounts receivable each period by analyzing balances based on age and records specific allowances for any balances that it determines may not be fully collectible due to inability of the customers to pay. The Company also provides an additional reserve based on historical data including analysis of write-offs and other known factors. Provisions to the allowance for doubtful accounts are recorded as bad debt expense in general and administrative expense.

The company did not record any bad debt expense for the fiscal years ended September 30, 2009 and 2008.  As of September 30, 2009 and 2008, the company’s allowance for doubtful accounts was $0.

Cost Method Investments

The Company has accounted for its investment in Optasia at cost, because it does not have significant influence over the underlying investee.

The Company periodically reviews its non-marketable equity securities, for impairment. If the Company concludes that any of these investments are impaired, the Company determines whether such impairment is “other-than-temporary.” Factors the Company considers to make such determination include the duration and severity of the impairment, the reason for the decline in value and the potential recovery period, and its intent to sell, or whether it is more likely than not that the Company will be required to sell, the investment before recovery. If any impairment is considered “other-than-temporary,” the Company will write down the asset to its fair value and take a corresponding charge to its Consolidated Statements of Income.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortisation.  Additions and significant improvements to property and equipment are capitalized, while maintenance and repairs are expensed. Depreciation is expensed on the straight-line method over the useful life of one to two years for computer equipment and software and three years for furniture and office equipment. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life. Depreciation for equipment commences once it is placed in service and depreciation for buildings and leasehold improvements commences once they are ready for their intended use.

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to expected future cash flows generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flow, the carrying amount is compared to fair value and an impairment charge is recognized to the extent of the difference.  The Company did not record any impairment charges during fiscal years ended September 30, 2009 and 2008.

Revenue Recognition

The Company derives its revenues from the sale of consulting services, model building, character rigging and animation services. The majority of services are sold in multiple-element arrangements.  The Company recognizes revenue pursuant to the requirements of the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 605, as amended by Accounting Standards Update (“ASU”) 2009-13, “Revenue Recognition - Multiple-Deliverable Revenue Arrangements”, when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. A majority of the Company’s animation revenue is recognized in this manner. Revenue is presented net of sales, use and value-added taxes collected on behalf of the Company’s customers.

For sales that involve the delivery of multiple elements, the Company allocates revenue to each undelivered element based on the element’s fair value as determined by vendor-specific objective evidence (“VSOE”), which is the price charged when that element is sold separately, or third party evidence (“TPE”).  When VSOE and TPE are unavailable, fair value is based on management’s best estimate of selling price.  When management’s estimate is used to determine fair value, management makes its estimates using reasonable and objective evidence to determine the price.  For elements not yet sold separately, the fair value is equal to the price established by the Company’s management if it is probable that the price will not change before the element is sold separately. The Company reviews its VSOE and third party evidence at least annually. As the Company has concluded it is unable to establish fair values for one or more undelivered elements within a multiple-element arrangement using VSOE, the Company uses TPE or, the Company’s best estimate of the selling price for that unit of accounting, being the price at which the vendor would transact if the unit of accounting were sold by the vendor regularly on a standalone basis.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The Company’s ability to realize the deferred tax asset is assessed throughout the year and a valuation allowance is established accordingly.

Stock Based Compensation

The Company applies the provisions of ASC 718, “Compensation — Stock Compensation”, which requires companies to measure all employee stock-based compensation awards using a fair value method and recognize compensation cost in its financial statements.

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

The consolidated financial statements as of and for the years ended September 30, 2009 and 2008 reflect the impact of ASC 718.

Equity instruments issued to non-employees in exchange for services are recorded in accordance with the provisions of ASC 505-50 “Equity-based payments to non-employees”. Under this guidance, the fair value of the equity instruments is re-measured each period until the instruments vest. The incremental change is recorded as an expense in the period in which the change occurred.

Warrants

The Company has issued detachable warrants and options to purchase shares of its Ordinary shares as part of certain debt instruments. These warrants have been accounted for as equity in accordance with the provisions of ASC 470-20 “Debt with Conversion and Other Options”. The fair value of the warrants and options is determined using the Black-Scholes Merton methodology.  The fair value of the warrants and options are expensed to interest over the expected term of the loan.

Comprehensive Income (Loss)

Other Comprehensive Income (loss) (“OCI”) is recorded in accordance with ASC 220, “Comprehensive Income”, which requires that all components of comprehensive income (loss) be reported in the financial statements in the period in which they are recognized. OCI includes certain changes in stockholders’ equity that are excluded from net income.

Research and Development

Research and development expenditures are charged to expense in the period in which they are incurred.

Foreign Currency Translation and Remeasurement

During the fiscal year ended September 30, 2008, the Company’s functional currency was the British pound (“GBP”).  Transactions in foreign currencies were translated into GBP at the rates of exchange current at the dates of the transactions.

The financial statements of the Company’s wholly owned subsidiary, Image Metrics, Inc., were measured in its functional currency, the United States dollar (“$”).  Assets and liabilities were translated at the balance sheet date at the average exchange rate prevailing on that day and income and expense items were translated at average exchange rates prevailing during the period. The related translation adjustments were recorded as a component of comprehensive income or (loss) within stockholder’s equity.  Gains and losses from foreign currency transactions are included in the consolidated statements of income.

During the fiscal year ended September 30, 2009 management determined the Company’s functional currency became the US dollar. The Company’s monetary assets and liabilities were remeasured at the rate on the opening balance sheet date certain non-monetary assets and liabilities and equity were remeasured at average monthly historical rates at the time the transactions occurred, and income and expense items were remeasured at average exchange rates prevailing during the period.  Remeasurement adjustments for intercompany balances were recorded as a component of comprehensive income, while all other remeasurement adjustments were charged to income and expense.

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

Benefit Plans

The Company’s operates a defined contribution pension scheme for the benefit of its UK based employees.  Contributions are charged to income and expense as they become payable in accordance with the rules of the scheme.

The Company’s US based employees participate in a multi employer 401(k) plan.  Contributions are charged to income and expense as they become payable in accordance with the rules of the plan.

Subsequent Events

In May 2009, the FASB issued ASC 855, “Subsequent Events”, which establishes the general standards of accounting for and disclosures required for events occurring after the balance sheet date but before financial statements are issued or are available to be issued.  Under ASC 855 the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, are required to be recognized in the financial statements.  Subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date but before financial statements are issued or are available to be issued should not be recognized in the financial statements but may need to be disclosed to prevent the financial statements from being misleading.  In accordance with this standard, we evaluated subsequent events to February 22, 2010, the date the financial statements were finalized.

Impact of Recently Issued Accounting Standards

In October 2008, the Company adopted ASC 820, “Fair Value Measurements and Disclosures”, which defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements.  This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements.  The adoption of ASC 820 did not have a material impact on the Company’s consolidated financial position or results of operations for the fiscal year ended September 30, 2009.

In June 2009, the FASB issued an amendment to the accounting standards related to the consolidation of variable interest entities (“VIE”). This standard provides a new approach for determining which entity should consolidate a VIE, how and when to reconsider the consolidation or deconsolidation of a VIE and requires disclosures about an entity’s significant judgments and assumptions used in its decision to consolidate or not consolidate a VIE. Under this standard, the new consolidation model is a more qualitative assessment of power and economics that considers which entity has the power to direct the activities that “most significantly impact” the VIE’s economic performance and has the obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE. This standard is effective for the Company as of October 1, 2009.  The Company does not expect the impact of its adoption to be material to its consolidated financial statements.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 105, “Generally Accepted Accounting Principles”.  ASC 105 establishes the Codification as the sole source of authoritative accounting principles to be applied in the preparation of financial statements in conformity with GAAP.  The adoption of this statement did not have a material impact on the Company’s financial position or results of operations.

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

In August 2009, the FASB issued guidance on the measurement of liabilities at fair value. The guidance provides clarification that in circumstances in which a quoted market price in an active market for an identical liability is not available, an entity is required to measure fair value using a valuation technique that uses the quoted price of an identical liability when traded as an asset or, if unavailable, quoted prices for similar liabilities or similar assets when traded as assets. If none of this information is available, an entity should use a valuation technique in accordance with existing fair valuation principles. The Company does not expect the impact of its adoption to be material to its consolidated financial statements.

In October 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-13, “Revenue Recognition - Multiple-Deliverable Revenue Arrangements”.  The guidance in ASU 2009-13 amends the criteria for separating consideration in multiple-deliverable arrangements and expands required disclosures related to a company’s multiple-deliverable revenue arrangements.  ASU 2009-13 enables the Company to recognize revenue from contracts based on an approach that better reflects the economics of the contract and does not limit the company based on the availability of vendor specific objective evidence or third party evidence of selling prices.  The Company applied the provisions of this update effective October 1, 2008.

Revenue associated with certain contracts would have been recognized materially differently under previously used accounting guidance.  The Company would have recognized revenue for these contracts under previously used guidance of $4,344,000 in each 12 month period ended September 30, 2009 and 2008.  These contracts would have had deferred revenue balances of $6,867,000 and $2,958,000 as of September 30, 2009 and 2008, respectively.

The Company would have recognized revenue of $5,280,000 and $5,719,000 in the twelve months ended September 30, 2009 and 2008, respectively, using the guidance in acceptance prior to the issuance of ASU 2009-13.  Under previously used guidance, deferred revenue balances would have been $7,216,000 and $3,108,000 as of September 30, 2009 and 2008, respectively.

In January 2010, the FASB issued new accounting guidance related to the disclosure requirements for fair value measurements and provides clarification for existing disclosures requirements. More specifically, this update will require (a) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (b) information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This guidance clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and requires disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The new disclosures and clarifications of existing disclosure are effective for fiscal years beginning after December 15, 2009, except for the disclosure requirements for related to the purchases, sales, issuances and settlements in the rollforward activity of Level 3 fair value measurements. Those disclosure requirements are effective for fiscal years ending after December 31, 2010. The Company does not expect the impact of its adoption to be material to its consolidated financial statements.

2.	Cash

The Company maintains bank accounts in the United States, which are denominated in US$.  The Company also maintains bank accounts in the United Kingdom, which are denominated in GBP.

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

The Company has a restricted cash balance of $100,000 at September 30, 2009 and 2008. The restricted cash relates to the standby letter of credit issued to satisfy the security deposit requirement from one of the Company’s operating leases.  As of September 30, 2009 and 2008, the Company maintained a $100,000 irrevocable standby letter of credit.  The letter of credit was fully available at September 30, 2009 and 2008.

The restricted cash is held in a certificate of deposit, for which the maturity date, coincides with the anniversary date of the lease.  The certificate of deposit earned interest at 0.5% and 0.7% as of September 30, 2009 and 2008 respectively.

3.	Cost Method Investments

As of September 30, 2009 and 2008 the Company maintained a $729,000 and $727,000, respectively, long term investment in its previously wholly owned subsidiary, Optasia Medical, Ltd. (“Optasia”).  In October 2006, the Company sold the subsidiary to a group of investors which was led by the Company’s largest investor, Saffron Hill Ventures.  Upon the sale of Optasia the Company retained 34% ownership in Optasia.  The Company does not have the ability to exert “significant influence.” as defined by ASC 323 “Investments- Equity methods and Joint Ventures” and accounts for the investment on the cost method.   The investment is reviewed periodically for indicators of impairment and if indentified as having such indicator(s), would be subject to further analysis to determine if the investment is other-than-temporarily impaired. No impairment was made to the carrying value of this investment during fiscal years 2009 and 2008.

4.	Fair Value Measurements

The Company follows guidance that requires certain fair value disclosures regarding the Company’s financial and non-financial assets and liabilities.  Fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.  The Company do not have any financial assets or liabilities required to be recorded to fair value on a recurring basis, nor financial assets and liabilities required recorded at fair value on a non-recurring basis.

For assets and liabilities recorded at other than fair value, the carrying value of cash and cash equivalents, accounts receivable, accounts payable, other current liabilities and short-term debt approximate their fair value because of the short-term maturity of these instruments.  The fair-value of long-term debt is estimated using a discounted cash flow method based on the Company’s current borrowing rates for similar types of financing without a quoted market price.  No fair value has been included for cost method investments as the Company is unable to determine a reliable and practicable valuation to adequately value the development stage investee with uncertainties about its ultimate growth potential and viability.  The fair value and carrying value of the Company’s notes payable are summarized as follows (in thousands), see note 7 for further details on the Company’s debt:

	2009 Carrying value	2009 Fair value	2008 Carrying value	2008 Fair value
Liabilities
Current portion of notes payable	$956	$948	$5,257	$5,255
Noncurrent portion of notes payable	2,191	1,846	602	585
	$3,147	$2,794	$5,859	$5,840

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

5.	Property and Equipment, Net

Property and equipment, net as of September 30, 2009 and 2008 consisted of the following (in thousands):

	2009	2008

Computers & computer equipment	$676	$796
Furniture & fixtures	167	143
Leasehold improvements	149	114
Office equipment	93	93
	1,085	1,146
Less accumulated depreciation	(908)	(938)
Property and equipment, net	$177	$208

6.	Accrued Expense(s) and Other Current Liabilities

Accrued expenses and other current liabilities are summarized as follows (in thousands):

	2009	2008

Accrued payroll related costs	$921	$282
Accrued professional and legal costs	124	543
Accrued directors compensation	22	51
Severance payments due to relocation	-	153
Deferred rent	70	143
Other	82	93
	$1,219	$1,265

7.	Notes Payable

The Company’s notes payable and scheduled maturities are summarized as follows (in thousands):

	2009	2008

Image Metrics Promissory Notes 2011	$853	$-
Saffron Hill Ventures II 2009 loan	1,225	-
Private Individual Loan	500	-
ETV Capital Loan	536	929
Saffron Hill Ventures 2008 and 2007 loans	-	4,324
ETV Capital 2006 loan (Tranche 1)	-	280
ETV Capital 2006 loan (Tranche 2)	-	212
Royal Bank of Scotland loan	33	114
Total notes payable	3,147	5,859
Discount on notes payable	(159)	(293)
Less portion due within one year	(830)	(4,992)
	$2,158	$574

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

Maturities of Notes Payable as of September 30, 2009 are (in thousands):

Fiscal year
2010	$956
2011	2,191
$3,147

Image Metrics Promissory Notes 2011

On October 9, 2009, the Company entered into a loan agreement with a group of lenders, which included the Company’s principal investor, for a $2,500,000 loan facility.  The loan is for working capital purposes and can be drawn upon on an as needed basis.  Although the loan was formally signed on October 13, 2009, the Company received funds in advance of the loan documents being executed.  As of September 30, 2009, a total of $853,000 had been advanced against the facility.  The loan bears interest at 6.0% plus the Bank of England base rate, the effective interest rate as of September 30, 2009 was 6.5%.  All principal and accrued interest is due on or before March 31, 2011.

The loan includes contingent conversion rights into shares of the Company’s stock.  (See note 9 for further discussion.)

Saffron Hill Ventures II 2009 Loan

On April 27, 2009 the Company signed a loan agreement with its largest investor, Saffron Hill Ventures (“SHV”) in the amount of $1,200,000. The loan bears interest at 6.0% plus the Bank of England base rate, the effective interest rate as of September 30, 2009 was 6.5%.  The loan’s principal and all accrued interest were initially due on or before October 30, 2010.

On October 30, 2009 the Company and the lender agreed to extend the term of the loan to June 30, 2011.

Private Individual Loan

On March 13, 2009 the Company signed a loan agreement with a private individual. The loan facility is for a maximum of $500,000 and bears interest at 5.0% plus LIBOR, the effective interest rate as of September 30, 2009 was 5.24%.  The loan includes contingent conversion rights into shares of the Company’s stock.  (See note 9 for further discussion.)

The loan’s principal and all accrued interest were originally due on or before December 31, 2009.  On October 30, 2009 the Company and the lender agreed to extend the term of the loan and the date by which the equity fund raising is to occur, to June 30, 2011.

Saffron Hill Ventures Loans

Between July 2005 and April 2008, Image Metrics signed three loan agreements with Saffron Hill Ventures Limited Partnership (“SHVLP”). The loan facility available amounts were £450,000,  £1,000,000 and £1,500,000 with the proceeds to be used for general working capital.  The £450 loan bore interest at LIBOR plus 2% and the other loans bore interest at LIBOR plus 8%.  As of September 30, 2008, the total amount outstanding including accrued interest was $4,324,000.

The loan for £450,000 had beneficial contingent conversion rights, whereby the loan could be converted into equity of the Company.  The contingency was based upon the Company completing a successful equity offering which raises at least £100,000.  The conversion price would have been equal to 80% of the share price in the offering.  Upon receiving proceeds from the loan, the Company recorded a discount on the note equal to the intrinsic value of the beneficial conversion rights.

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

The loans for £1,000,000 and £1,500,000 had contingent conversion rights, whereby the loans could be converted into equity of the Company.  The contingency was based on the Company completing a successful equity offering.   If the fundraising had occured prior to October 1, 2008 then the lender is entitled to conversion of the outstanding amount into shares of the same class of stock and at the same price as that extended to the third party investors.  If the Company does not complete an equity funding of more than £3,000,000 prior to October 1, 2008, then until the loans are repaid in full, the lender is entitled to conversion of the outstanding amount into shares of the Company’s Series B Preferred Ordinary stock at a price of £1.50 per share.

On October 27, 2008, the Company converted the loans from SHVLP into series B preferred ordinary shares of the Company’s stock. (See note 9 for further discussion.)

ETV Capital 2008 Loan

On March 3, 2008 Image Metrics signed a loan agreement with ETV Capital, Inc. (“ETV”). The loan facility was for a maximum of $1,000,000 with the proceeds to be used for general working capital.  The loan is to be paid in equal instalments commencing July 2008 and continuing through December 31, 2010 at a fixed interest rate of 11.43%.  The loans are secured by a first priority security interest in all assets of Image Metrics Limited.

As part of the loan agreement, ETV received warrants to purchase shares of stock of Image Metrics.  The warrants allow ETV to purchase up to $140,000 of the Company’s shares at an exercise price equal to the lower of £1.19 and the price offered to investors in the next equity offering made by the Company.

ETV, also, received options to purchase up to $200,000 of shares of equity of Image Metrics at the lowest price of any new shares issued by the Company pursuant to the next equity offering made by the company.  The options are only exercisable if the Company completes an equity offering within 10 years of the effective date of the loan. (See note 9 for further discussion.)  As of September 30, 2009, the unamortized balance of the discount was $134,000.  The Company recognized an expense of $80,000 in the fiscal year ended September 30, 2009 associated with these options.

Upon receipt of the loan proceeds, the Company allocated the proceeds based on the fair values of the warrants and the debt.  The fair value assigned to the warrants was equal to $102,000 and was recorded as a discount to the loan.  The discount is being amortized over the term of the loan.  As of September 30, 2009 and 2008 the unamortized balance of the discount was $67,000 and $18,000, respectively.  The Company recognized $49,000  and $35,000  of interest expense for fiscal years ended September 30, 2009 and 2008, respectively, from the amortization of this discount. The Company recognized $85,000  and $28,000  of interest expense for fiscal years ended September 30, 2009 and 2008, respectively, for the contractual interest obligation on the note.

ETV Capital 2006 Loan

On May 30, 2006 Image Metrics signed a loan agreement with ETV. The loan facility was for a maximum of £1,000,000 with the proceeds to be used for general working capital.  The Company received £600,000 on May 31, 2006, (“Tranche 1”) at an interest rate of 12.75% and £400,000 on October 31, 2006, (“Tranche 2”) at an interest rate of 13.35%.  Tranche 1 is to be repaid in equal monthly instalments through May 31, 2009. Tranche 2 is to be repaid in equal monthly instalments through October 31, 2009.  The loans are secured by a first priority security interest in all assets of Image Metrics Limited.

As part of the loan agreement, ETV received warrants to purchase preferred shares of the Company.  The warrants allow ETV to purchase up to £125,000 of the  Company’s shares at an exercise price equal to the lower of £2.38 and the price offered to investors in the next equity offering made by the Company.

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

ETV, also, received options to purchase up to £100,000 of shares of equity of Image Metrics at the lowest price of any new shares issued by the Company pursuant to the next equity offering made by the company.  The options are only exercisable if the Company completes an equity offering within 10 years of the effective date of the loan. (See note 9 for further discussion.)  As of September 30, 2009, the Company had fully expensed these options.  The Company recognized an expense of $91,000 in the fiscal year ended September 30, 2009 associated with these options.

Upon receipt of the loan proceeds, the Company allocated the proceeds based on the fair values of the warrants and the debt.  The fair value assigned to the warrants was equal to $73,000 and was recorded as a discount to the loan.  The discount is being amortized over the term of the loan.  As of September 30, 2009 and 2008 the unamortized balance of the discount was $4,000 and $0, respectively.  The Company recognized $4,000 and $19,000  of interest expense for fiscal years ended September 30, 2009 and 2008, respectively, from the amortization of this discount. The Company recognized $20,000  and $122,000  of interest expense for fiscal years ended September 30, 2009 and 2008, respectively, for the contractual interest obligation on the note.

This loan was repaid in full as of September 30, 2009.

Royal Bank of Scotland Loan

In January 2002, the Company obtained a bank loan for £250,000. The loan bears interest at 2.5% per annum.  The loan is guaranteed under the Small Firms Loans Guarantee Scheme in the United Kingdom. As of September 30, 2009, $33,000 was outstanding.

8.	Income Taxes

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when uncertainty exists as to whether all or a portion of the net deferred tax assets will be realized. The Company has a total net deferred tax asset before valuation allowance of $9,431,000 and $7,099,000 as of September 30, 2009 and 2008, respectively.  This is mainly in respect of tax losses which are available to carry forward to offset against future taxable profits. These losses will only be available for offset when the company makes taxable profits.  As the timing of these profits is not certain it has been assumed the losses will not be recoverable in the foreseeable future.

Components of the Company’s loss before tax as of September 30, 2009 and 2008 are as follows (in thousands):

	2009	2008

United Kingdom	$(1,421)	$(2,123)
United States	(5,358)	(4,152)
	$(6,779)	$(6,275)

Image Metrics Ltd

Notes to the  Consolidated Financial Statements
at September 30, 2009

Components of the Company’s consolidated net deferred tax asset as of September 30, 2009 and 2008 are as follows (in thousands):

	2009	2008

United Kingdom
Tax assets	$4,081	$3,657
Tax liabilities	-	(56)
United States
Tax assets	5,387	3,529
Tax liabilities	(37)	(31)
Valuation allowance	(9,431)	(7,099)
	$-	$-

Components of the net deferred tax asset available to offset taxable profits in the United Kingdom as of September 30, 2009 and 2008 are as follows (in thousands):

	2009	2008
Deferred tax assets
Net operating losses carryforwards	$2,675	$2,683
Revenue recognition	993	610
Share based payments expense	338	303
Fixed assets	46	56
Other items	29	5
Gross deferred tax assets	4,081	3,657

Deferred tax liabilities
Notes payable	$-	$(56)
Gross deferred tax liabilities	-	(56)
Valuation allowance	(4,081)	(3,601)

Net deferred tax assets	$-	$-

Image Metrics Ltd

Notes to the  Consolidated Financial Statements
at September 30, 2009

Components of the net deferred tax asset available to offset taxable profits in the US as of September 30, 2009 and 2008 are as follows (in thousands):

	2009	2008
Deferred tax assets
Net operating losses carryforwards	$5,186	$3,490
Revenue	73	-
Payroll and other items	128	39

Gross deferred tax assets	5,387	3,529
Deferred tax liabilities
Fixed assets	$(37)	$(31)
Gross deferred tax liabilities	(37)	(31)
Valuation allowance	(5,350)	(3,498)

Net deferred tax assets	$-	$-

Actual income tax expense differs from that obtained by applying the statutory United Kingdom income tax rate, being the rate applicable to the parent company, to income before income taxes as follows (in thousands):

	2009	2008
Income tax benefit at the United Kingdom statutory income tax rate of 28% for 2009 and 29% for 2008	$1,898	$1,819
Research and development expenses	61	(29)
Nondeductible expenses and other items	(59)	(66)
Rate change impact	-	(14)
Incremental tax benefit from foreign operations	370	247
Change in valuation allowance	(2,270)	(1,883)
	$-	$74

The income tax benefit for the fiscal years ended September 30, 2009 and 2008 consisted of the following:

	2009	2008
United Kingdom
Current (investment credit)	$-	$74
Deferred	419	441
United States
Current	-	-
Deferred	1,851	1,442
Valuation allowance	(2,270)	(1,883)
	$-	$74

As required by ASC 740-10-25 “Income Taxes”, the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. The Company has concluded, in accordance with the applicable accounting standards, that it is more likely than not that the Company may not realize the benefit of its deferred tax assets in the foreseeable future. Accordingly, the net deferred tax assets have been fully reserved. The Company evaluates the positive and negative evidence on an annual basis.

 At September 30, 2009 and 2008, the Company had US net operating loss carryforwards of approximately $14,818,000 and $9,974,000 available, respectively, to reduce future taxable income, which will expire at various dates beginning in 2026. At September 30, 2009 and 2008, the Company had United Kingdom net operating loss carryfowards of approximately $9,556,000 and $9,584,000 available, respectively, to reduce future taxable income in the same trade. The net operating losses in the United Kingdom currently do not have any expiration dates.

Image Metrics Ltd

Notes to the  Consolidated Financial Statements
at September 30, 2009

The Company has evaluated the impact of ASC 740-10-25 on its financial statements. The evaluation of a tax position in accordance with ASC 740-10-25 is a two-step process. The first step is recognition: The Company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the Company presumes that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The second step is measurement: A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold will be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold would be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740-10-25. The Company did not record a cumulative effect adjustment related to the adoption of ASC 740-10-25. Tax years ended September 30, 2006, 2007, 2008 and 2009 remain subject to examination by the major tax jurisdictions in the US where the Company is subject to tax. Tax years ended September 30, 2008 and 2009 remain subject to examination in the United Kingdom were the Company is subject to tax. The Company did not incur or pay any interest or penalties related to income taxes during fiscal years 2009 and 2008.

9.	Shareholders’ Equity

Classes of Shares

The Company’s Board of Directors has authorized four classes of shares, Ordinary, A Ordinary, Preferred Ordinary and Series B Preferred Ordinary.  The rights of the holders of all the classes of shares are identical, except with respect to order of priority if the Company was to have a liquidation or reduction of capital. Shares of A Ordinary, Preferred Ordinary and Series B Preferred Ordinary may be converted at any time at the option of the stockholder and automatically convert upon sale or transfer to Ordinary shares at a ratio of 1:1.

Liquidation and Reduction of Capital Rights

In the event of a liquidation where the surplus assets of the Company remaining after the payment of its liabilities available for distribution among the members are less than the aggregate issue price paid for all Series B Preferred Ordinary shares, Preferred Ordinary shares and A Ordinary shares, such surplus of assets shall be applied in the following order of priority.  The Company will pay the Series B Preferred Ordinary shareholders up to an amount equal to the aggregate issuance price of all the Series B Preferred Ordinary shares.  The Company will then pay the Preferred Ordinary shareholders up to an amount equal to the aggregate issuance price of all the Preferred Ordinary shares.  Lastly, the Company will then distribute the remainder of the surplus assets to the A Ordinary and Ordinary shareholders in proportion to the number of shares held by each of them respectively as if they together constituted one class.

In the event of a liquidation where the surplus assets of the Company remaining after the payment of its liabilities available for distribution among the members are greater than the aggregate issue price paid for all Series B Preferred Ordinary shares, Preferred Ordinary shares and A Ordinary shares, such surplus of assets shall be applied be distributed to all shareholders pro rata to the number of shares held by them.

Image Metrics Ltd

Notes to the  Consolidated Financial Statements
at September 30, 2009

In the event of a reduction of capital where the surplus assets of the Company remaining after the payment of its liabilities available for distribution among the shareholders are less than the aggregate issue price paid for all Series B Preferred Ordinary shares, Preferred Ordinary shares and A Ordinary shares, such surplus of assets shall be applied in the following order of priority.  The Company will pay the Series B Preferred Ordinary shareholders up to an amount equal to the aggregate issuance price of all the Series B Preferred Ordinary shares.  The Company will then pay the Preferred Ordinary and the A Ordinary shareholders (in proportion to the number of shares held by each of them respectively as if they together constituted one class) the balance of the surplus assets.

In the event of a reduction of capital where the surplus assets of the Company remaining after the payment of its liabilities available for distribution among the members are greater than the aggregate issue price paid for all Series B Preferred Ordinary shares, Preferred Ordinary shares and A Ordinary shares, such surplus of assets shall be applied be distributed to all shareholders pro rata to the number of shares held by them.

Saffron Hill Venture Loans Conversion

On October 27, 2008, the Company converted the Saffron Hill Venture Loans into Series B preferred ordinary shares of Image Metrics’ stock. The outstanding principal and accrued interest on this date was £2,902,000 and was converted into 1,759,390 Series B Preferred Ordinary shares at a conversion price of £1.65 per share.  The exchange did not result in a gain or loss.  (See note 7 for further discussion.)

December 2008 Private Equity Offering

In December 2008, the Company completed a private equity fund raising round by selling 599,393 shares of its Series B Preferred Ordinary shares at £1.65 per share for a total raise of £989,000.  The round was fully subscribed by two of the Company’s existing investors, one of which is also a member of the Company’s Board of Directors.

ETV Equity Rights

As part of the loan agreements with ETV, the Company granted ETV rights to purchase shares of equity of Image Metrics.  As of September 30, 2008, the warrants allow ETV to purchase up to 117,251 preferred shares, 52,521 shares are exercisable at £2.38 and 64,730 are exercisable at £1.19.  As of September 30, 2009, the warrants allow ETV to purchase up to 117,251 preferred shares, 75,758 shares are exercisable at £1.65 and 73,890 are exercisable at £1.19. (See note 7 for additional discussion.)

In consideration for the loans given by ETV to the Company in 2006 and 2008, the Company granted to ETV options to purchase shares of the Company that are exercisable if the Company was to complete an equity offering prior to the loans being retired.

The Company’s conversion of its Saffron Hill Venture Loans into series B preferred ordinary shares in October 2008 qualified as an equity offering, which enabled ETV to purchase up to 60,606 shares of preferred series B stock at £1.65 per share and up to $200,000 of preferred series B stock at a price of £1.19 or the lowest price of any future offering. The options to purchase 60,606 shares are exercisable until 30 May 2016, and the options to purchase up to $200,000 are exercisable until June 30, 2018.

Image Metrics Ltd

Notes to the  Consolidated Financial Statements
at September 30, 2009

Image Metrics Promissory Notes 2011 Conversion Rights

The Image Metrics Promissory Notes 2011 include contingent conversion rights into shares of the Company’s stock.  In the event that the Company raises more than $2,500,000 in equity funding prior to repayment of the outstanding balance the lender may at its option convert the outstanding amount of the loan and any accrued interest into shares of Image Metrics stock.   If the fundraising occurs prior to October 31, 2010 then the lender is entitled to conversion of the outstanding amount into the most senior class of stock issued pursuant to the funding and at the same price as that extended to the third party investors.  If the Company does not complete an equity funding of more than $2,500,000 prior to October 31, 2010, then until the loan is repaid in full, the lender is entitled to conversion of the outstanding amount into shares of the Company’s Series B Preferred Ordinary stock at a price of £1,65 per share. In the event of a change in control, the lender is entitled to conversion of the outstanding amount into shares of the Company’s Series B Preferred Ordinary stock at a price of £1.65 per share.

Private Individual Loan Conversion Rights

The Private Individual Loan includes contingent conversion rights into shares of the Company’s stock.  In the event that the Company raises a minimum of $1,000,000 in equity funding prior to repayment of the outstanding balance, the lender may at its option, within six months of the fundraising date, convert the outstanding amount of the loan and any accrued interest into shares of the Company’s stock.   If the fundraising occurs prior to December 31, 2009 then the lender is entitled to conversion of the outstanding amount into shares of the same class of stock and at the same price as that extended to the third party investors.  If the Company does not complete an equity funding prior to December 31, 2009, then until the loan is repaid in full, the lender is entitled to conversion of the outstanding amount into shares of the Company’s Series B Preferred Ordinary stock at a price of £1.50 per share.

On October 30, 2009 the Company and the lender agreed to extend the term of the loan and the date by which the equity funding raise is to occur, to June 30, 2011.

Stock Based Compensation

The Company has a share option scheme wherein options to purchase shares of common stock may be granted to directors, employees and consultants of the Company. Options generally become exercisable over a period between zero and three years and generally expire between five and ten years after the date of grant. If an employee leaves the Company, unvested shares are forfeited immediately. Vested shares are forfeited if not exercised within forty (40) days of separation.

The board of directors may amend or modify the stock incentive plan at any time, with stockholder approval. All grants and awards are settled in equity and settled through the issuance of shares that have been authorized and were previously unissued.

The Company’s share option scheme can issue up to 791,569 shares. As of September 30, 2009, the company had 485,950 shares available to be granted.

Accounting for Stock Based Compensation

Effective October 1, 2006, the Company adopted the provisions of ASC 718, “Compensation - Stock Compensation”, which provides guidance on valuation methods available and other matter.  ASC 718 requires all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured based on the fair value of the award issued on the date of grant.  ASC 718 also requires the Company to estimate forfeitures in calculating the expense relating to stock-based compensation as opposed to recognizing forfeitures as an expense reduction as they occur.  The Company elected to apply ASC 718 on a prospective basis.

Image Metrics Ltd

Notes to the  Consolidated Financial Statements
at September 30, 2009

The Company estimates the fair value of each option on the date of grant using the Black-Scholes Merton option pricing model based on the assumptions described below.  The expected life of the option is calculated using the simplified method set out in ASC 718-10-S99-1 FN76. The simplified method defines the life as the average of the contractual term of the options and the weighted-average vesting period for all option tranches.  The Company uses the simplified method as it does not have sufficient exercise data from its own experience to determine a reasonable estimate. The expected volatility of stock awards is based upon the historical volatility of similar entities whose share prices are publicly available.  The risk-free interest rate is based on the yield curve of a zero coupon bond issued by the British Government on the date the award is granted with a maturity equal to the expected term of the award.  The dividend yield reflects that the Company has not historically paid regular cash dividends from inception.

The Company did not issue any grants to employees or non-employee directors during the fiscal years ended September 30, 2009 and 2008.

The weighted average assumptions used in the Black-Scholes Merton option pricing model to calculate the fair values of the options accounted for under ASC 718 were 5.69 years for the expected term, 59% for the expected volatility, and 4.86% for the risk-free rate. The Company may elect to use different assumptions under the Black-Scholes Merton option pricing model in the future. Future expense amounts for any particular reporting period could be affected by changes in the assumptions.

On May 1, 2009, the Company extended the term of a fully vested option granted to a departing employee.  At the time of the employment status change, the employee’s outstanding option was exchanged for a new option to purchase 47,232 shares of the Company’s stock.  The option was immediately exercisable at an exercise price of £1.19 as there was no longer a required service period.

Under the stock plan, the Company has issued share options to non-employees. Additional to the May 1, 2009 grant, the Company had two options outstanding to consultants to purchase 10,000 shares each.  One option for 10,000 shares was fully vested as of November 2007 and had an exercise price of £1.13.  The other option to purchase 10,000 shares has an exercise price of £2.38 of which 10,000 and 7,920 were vested as of September 30, 2009 and 2008, respectively.

Options issued to consultants are expensed in accordance with ASC 505.  Under this guidance, the fair value of the equity instruments is re-measured each period until the instruments vest. The incremental change is recorded as an expense in the period in which the change occurred.

The following table summarizes the stock option activity under the plan for the fiscal years ended September30, 2009 and 2008(monetary values presented in £):

	Share	Weighted Average Exercise Price (in £)	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in £)

Outstanding at September 30, 2008	403,257	0.95	5.83	305,178

Granted	47,232	1.19	9.58

Expired	(206,003)	0.64

Forfeited	-	-

Exercised	-	-

Outstanding at the end of the year	244,486	1.26	6.83	2,053

Vested and expected to vest at the end of the year	244,486	1.26	6.83	2,053

Exercisable at the end of the year	241,924	1.26	6.83	2,053

Image Metrics Ltd

Notes to the  Consolidated Financial Statements
at September 30, 2009

The following table summarizes information about stock options outstanding at September 30, 2009.

	Options Outstanding	Weighted Average Remaining Contractual Term (years)	Weighted Average Exercise Price	Options exercisable	Weighted Average Exercise price

Range of exercise prices

£0.00-£0.05	17,106	2.26	0.05	17,106	0.05

£1.13-£1.19	196,696	7.33	1.19	195,384	1.19

£2.38-£2.50	30,684	6.16	2.42	29,434	2.42

The Company records stock-based compensation expense over the requisite service period which is equal to the vesting period.  For the fiscal years ended September 30, 2009 and 2008, stock-based compensation expense recognized in the amount of $96,000 and $120,000, respectively, all of which was included in selling, general and administrative. For the period ended September 30, 2009 and 2008, the total fair value of shares vested was $96,000 and $134,000, respectively.  The weighted average grant date fair value of options granted during the fiscal year ended September 30, 2009 was £1.19.

As of September 30, 2009, the unrecognized compensation cost related to nonvested stock options was $2,000 all of which is expected to be recognized by January 31, 2010.  As of September 30, 2009 and 2008, the Company had 244,486 and 403,257 options outstanding, respectively.

During the fiscal years ended September 30, 2009 and 2008, the Company received $0, and $6,000, respectively, from the exercise of stock options.

10.	Net Loss Per Ordinary Share

Basic net loss per ordinary share excludes dilution for potentially dilutive securities and is computed by dividing loss applicable to ordinary shareholders by the weighted average number of common shares outstanding during the period. Diluted net loss per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Potentially dilutive securities are excluded from the computation of diluted net loss per share for all of the periods presented in the accompanying statements of operations because the reported net loss in each of these periods results in their inclusion being antidilutive. Antidilutive securities, which consist of convertible A Ordinary shares, Preferred Ordinary shares, and Series B Preferred Ordinary shares, stock options, warrants, and shares that could be issued upon conversion of convertible notes, that are not included in the diluted net loss per share calculation consisted of an aggregate of 4,018,358 shares and 1,978,542 shares as of September 30, 2009 and 2008, respectively.

Image Metrics Ltd

Notes to the  Consolidated Financial Statements
at September 30, 2009

11.	Benefit Plans

United Kingdom Based Employee Plan

The Company operates a defined contribution pension scheme, the Image Metrics Ltd Group Personal Pension Plan (“the Plan”), which covers certain UK based directors and employees.  Plan participants may contribute a percentage of their annual salary up to the maximum amount allowed by statute.  As defined in the Plan agreement, the Company will make matching contributions in such amount as agreed up to a maximum of 6% of individual employees’ annual gross salary. The Company, in its sole discretion, determines the matching contribution made from year to year. To receive matching contributions, the employee must be a permanent employee and employed for at least 3 months. For the years ended 2009 and 2008, the Company contributed approximately $39,000 and $80,000, respectively, to the plan as Company matching contributions.

The assets of the plan are separately held from those of the company in an independently administered fund for the benefit of the individuals which are both personal and portable. The Company has no financial obligations to an individual’s pension under the pension plan once an individual has left the Group Pension Plan.

United States Based Employee Plan

The Company’s United States based employees participate in a multi employer defined contribution 401(k) plan (the “401(k) Plan”).  The 401(k) Plan covers all Image Metrics employees in the U.S. who have completed 90days of service and are age 21 or older. Participants may contribute up to 50% of their annual salary up to the maximum amount allowed by statute.  As defined in the Company Adoption and Acceptance Agreement Amendment No. 1, Effective January 1, 2008, a mandatory safe harbor matching contribution, equal to 100% of the first 6% of each employee’s elective contributions will be made.  Safe Harbor Matching Contributions will not be made on elective contributions in excess of 6% of compensation.  These contributions will be made on a payroll-by-payroll basis for all eligible employees.  For the years ended 2009 and 2008, the Company contributed approximately $106,000 and $53,000, respectively, to the plan as Company matching contributions.

12.	Commitments and Contingencies

Operating Leases

The Company has entered into non-cancellable operating leases for office space.  Rent expense for operating leases was $561,000 and $695,000 for the fiscal years ending September 30, 2009 and 2008 respectively. The Company is committed under operating leases with terminations through 2013 and has the option to renew for five years. The Company received one year of free rent under its UK office’s operating lease, upon inception of the lease.  This rent free period is spread over the minimum lease period. All leases under the company are expensed on a straight-line basis. The total future minimum lease rentals are scheduled to be paid as follows (in thousands):

Fiscal year ending
2010	$909
2011	940
2012	965
2013	323
Total future minimum lease payments	$3,137

Image Metrics Ltd

Notes to the  Consolidated Financial Statements
at September 30, 2009

Letter of Credit

In connection with one of its office space leases, the company has fulfilled its security deposit requirement with an irrevocable standby letter of credit.  At September 30, 2009 and 2008 the value of the letter of credit was $100,000.  Under the terms of the lease, the security deposit requirement is reduced by $20,000 on the anniversary date of each lease year through the lease end date.  There is an annual fee of 0.25% payable on the available balance of the letter of credit.  The letter of credit expires on March 31, 2010. The letter of credit was undrawn at September 30, 2009 and 2008.

Under the terms of this arrangement, the Company is required to maintain on deposit with the bank a compensating balance in the form of a certificate of deposit equal to the amount of the standby letter of credit.  At September 30, 2009 and 2008 the certificate of deposit is included in Cash and cash equivalents.

13.	Business Segment Information

The Company primarily operates in two geographic business segments: the North America region, which includes the United States and Canada, and Europe. Revenue is assigned based on the region where the services are performed. The following table summarizes revenue recognized by region for the fiscal years ended September 30 (in thousands).

	2009	2008

Europe	$105	$90
North America	3,847	4,074
Total revenue	$3,952	$4,164

Property and equipment, net and capital expenditures are assigned by geographic region based on the location of each legal entity. The following table summarizes location of fixed assets, net of accumulated depreciation, by region for the fiscal years ended September 30 (in thousands).

	2009	2008

Europe	$63	$96
North America	114	112
Total property and equipment (net)	$177	$208

14.	Relocation of Customer Operations

On September 30, 2008, the Company announced its strategic plan to move its customer focused development activities from its facilities in Manchester, England to Los Angeles, California.  The Company’s management and board believe that in order to more actively market its services to the video game, movie and entertainment industries, it is important to have a working presence in Los Angeles. In fiscal year 2008 in connection with the move, the Company recorded payroll expense for employee severance costs of $153,000 and rent expense to reduce its leased space in the UK of $76,000. These costs were included in accrued expenses as of September 30, 2008.  The Company’s research and development efforts remain in Manchester.

Image Metrics Ltd

Notes to the  Consolidated Financial Statements
at September 30, 2009

15.	Related Party Transactions

During the fiscal years ending September 30, 2009 and 2008, the Company entered into transactions, in the ordinary course of business, with Optasia Medical Limited. The value of services provided by Optasia was $31,000 and $30,000 during the twelve months ended September 30, 2009 and 2008, respectively.  The amount due to Optasia as of September 30, 2009 and 2008 was $0 and $31,000, respectively.

During the fiscal year ended September 30, 2008, the Company paid interest of $111,000 to SHV, its principal investor.  As of September 30, 2009 and 2008, the company had accrued interest payable to SHV of $27,000 and $300,000, respectively.

In October 2008, the Company converted its Saffron Hill Ventures Loans into Series B Preferred Ordinary shares. (See notes 7 and 9 for further discussion.)

In December 2008, the Company sold an aggregate of 599,393 shares of its Series B Preferred Ordinary shares at £1.65 per share for a total of £989,000 to two of the Company’s existing investors, one of which is also a member of the Company’s Board of Directors.

During the fiscal years ended September 30, 2009 and 2008, the Company received loan proceeds in the amount of $2,902,000 and $2,243,000, respectively, from its principal investor, SHV.  The Company made loan payments of $0 and $265,000 to SHV during the fiscal years ended September 30, 2009 and 2008, respectively.

16.	Subsequent events

The Company received an additional $1,175,000 of funds that were drawn against the Image Metrics Promissory Notes 2011.  As of February 18, 2010, promissory notes totalling $2,025,000 had been issued from this facility, of which $1,025,000 were issued to the Company’s principal investor, SHV.

The Company has begun the process of a private equity offering of up to $12.8 million.  The Company anticipates the offering will close in March 2010.

In connection with the transaction, Saffron Hill Ventures and other potential investors have agreed to provide the company with bridge financing.  The bridge financing provided working capital while the Company worked to complete the private equity offering.  On January 10, 2010, the Company established a credit instrument up to $2,000,000 10% Unsecured Convertible Notes.

The interest to be paid on the 10% Unsecured Convertible Notes is the greater of 4% of the total draws or 10% per year.  The holders of the notes can convert their notes into shares of the company as part of the pending offering.  The note holders will also receive warrants.  The number of warrants to be issued is based on the length of time the notes remain outstanding.  The fair value of warrants to be issued will equal at a minimum 30% of the draws but cannot exceed 100% of the draws.  As of February 18, 2010, promissory notes totalling $1,450,000 had been issued, of which $550,000 were issued to the Company’s principal investor, SHV.

In December 2009, the Company issued 1,409,000 options to purchase common shares of the Company at an exercise price of $0.22 to certain employees.